Exhibit 10.23

September 1, 2023

Re: Notice of Adjustment of NexTier Equity Awards in Connection with Merger

Dear Equity Award Holder:

In connection with the closing of the merger (the “Merger”) of NexTier Oilfield Solutions Inc. (“NexTier”) with and into certain wholly-owned subsidiaries of Patterson-UTI Energy, Inc. (“Patterson-UTI”) on September 1, 2023 (the “Closing Date”), and in accordance with the Agreement and Plan of Merger dated June 14, 2023, outstanding equity awards of NexTier (“NexTier Equity Awards”) were automatically assumed by Patterson-UTI and converted into equity awards of Patterson-UTI in a manner intended to preserve, to the fullest extent possible, the economic value of the NexTier Equity Awards as of the Closing Date (the “Award Conversions”).

This was accomplished through the application of an exchange ratio (the “Exchange Ratio”) to each of your outstanding NexTier Equity Awards. The Exchange Ratio, both for purposes of the Award Conversions and as used to convert shares of common stock held by NexTier’s stockholders into shares of Patterson-UTI common stock in connection with the Merger, was 0.7520 (meaning that, for each share of NexTier common stock held by a NexTier stockholder, the holder would be issued 0.7520 shares of Patterson-UTI common stock).

The following is a description of the details of each of the Award Conversions. To the extent that you did not hold each type of NexTier Equity Award outlined below immediately prior to the Closing Date, only certain of the below Award Conversions will apply to you. For details on your individual Patterson-UTI equity award holdings following application of the Award Conversions, please log into your existing Shareworks account where information regarding the converted equity should be available within one to two business days following the Closing Date.

Time-Based Restricted Stock Units:

Each NexTier time-based restricted stock unit (each, an “RSU”) that you held immediately prior to the Closing Date was converted, on the same terms and conditions that applied to your RSUs as of immediately prior to the Closing Date, into an RSU with respect to a number of shares of Patterson-UTI common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of NexTier common stock subject to your NexTier RSUs as of immediately prior to the Closing Date, and (b) the Exchange Ratio.

By way of example, suppose you held 100 NexTier RSUs before the Closing Date. In connection with the Merger, your NexTier RSUs were adjusted as described above so that you now hold 75 Patterson-UTI RSUs. Your Patterson-UTI RSUs continue to vest on the same vesting schedule as applied prior to the Closing Date.

Performance-Based Restricted Stock Units:

Each NexTier performance-based restricted stock unit and cash-settled performance unit (each, a “PSU”) that you held immediately prior to the closing was converted into a time-vesting RSU covering (or, with respect to cash-settled performance units, with a settlement value determined by reference to) a number of shares of Patterson-UTI common stock (rounded up or down to the nearest whole share) equal to the product of (a) the number of shares of NexTier common stock subject to your NexTier PSUs (assuming the performance-based vesting conditions were achieved at the maximum level) and (b) the Exchange Ratio. All other terms and conditions that applied to your NexTier PSUs as of immediately prior to the Closing Date continue to apply to your Patterson-UTI time vesting RSUs.

By way of example, suppose that before the Closing Date you held 100 NexTier PSUs assuming the target level of performance objectives applicable to your PSUs was achieved. In connection with the Merger, your NexTier PSUs would be deemed earned at the maximum level of performance (i.e., 200 PSUs). Your 200 NexTier PSUs were then adjusted as described above into 150 Patterson-UTI time-based RSUs, which will then become vested generally subject to your continued employment through the conclusion of the performance period that was previously applicable to your NexTier PSUs.

Stock Options:

Each NexTier stock option that you held immediately prior to the Closing Date was converted, on the same terms and conditions as were applicable to such stock options as of immediately prior to the Closing Date, into an option to purchase a number of shares of Patterson-UTI common stock (rounded down to the nearest whole share), equal to the product of (a) the number of shares of NexTier common stock subject to such stock option as of immediately prior to the Closing Date and (b) the Exchange Ratio, at an exercise price per share of Patterson-UTI common stock (rounded up to the nearest whole cent) equal to (1) the exercise price per share of NexTier common stock subject to the NexTier stock option immediately prior to the Closing Date, divided by (2) the Exchange Ratio.

By way of example, suppose you held an option to purchase 100 shares of NexTier common stock at an exercise price of $20 per share before the Closing Date. In connection with the Merger, your option was adjusted as described above so that you now hold an option to purchase 75 shares of Patterson-UTI common stock at an exercise price of $26.60.

It is important to understand that while there may be some minor differences in actual adjustments due to rounding of shares and dollar values as required under the Merger Agreement, the Award Conversions had no material impact on the economic value of your NexTier Equity Awards.

If you have any questions, please reach out to Mitch Williamson or Robin Brice.

Sincerely,

PATTERSON-UTI ENERGY, INC.

/s/ C. Andrew Smith
Name: C. Andrew Smith
Title: Executive Vice President and Chief Financial Officer